Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 14, 2006, relating to the financial statements of Starbucks Corporation (which report included an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board (FASB) Statement No. 123(R), “Share-Based Payment,” and the change in accounting for conditional asset retirement obligations upon adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143”) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Starbucks Corporation for the year ended October 1, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
August 14, 2007